Virtus Investment Partners Announces Third Quarter 2011 Financial Results

-- Operating Income, as Adjusted, Increases to $12.8 Million for Third Quarter of 2011 from $5.7 Million in Third Quarter of 2010; Operating Loss of $2.2 Million in Current Quarter Reflects $10.8 Million of Costs for New Closed-End Fund

-- Total Sales Grow 112 Percent to $3.3 Billion from $1.6 Billion in Third Quarter of 2010; Total Net Flows Increase to $1.6 Billion from $0.5 Billion

-- Sales of Long-Term, Open-End Mutual Funds Increase to $2.4 Billion from $1.1 Billion in Third Quarter of 2010; Net Flows Increase to $1.0 Billion from $0.5 Billion in Prior Year

-- New Closed-End Fund Adds $979 Million of Assets, Contributes $0.8 Million to Operating Income, as Adjusted, which Excludes Structuring and Selling Costs

HARTFORD, Conn., Nov. 1, 2011 /PRNewswire/ -- Virtus Investment Partners, Inc. (NASDAQ: VRTS), which operates a multi-manager asset management business, today reported its best quarter as a public company for total sales, net flows, operating income, as adjusted, and related margin, despite the challenging financial markets in the third quarter.

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Operating income, as adjusted, was $12.8 million for the quarter ended September 30, 2011, compared with $5.7 million in the third quarter of 2010 and $10.3 million in the second quarter of 2011. Operating margin, as adjusted, was 31 percent for the current quarter, compared with 21 percent in the prior year's third quarter and 28 percent in the prior quarter. The July 27 launch of the Duff & Phelps Global Utility Income closed-end fund (DPG) contributed $0.8 million to operating income, as adjusted, which excludes $10.8 million of structuring fees and sales-related compensation. The June addition of the Newfleet Multi-Sector team contributed $1.5 million of operating income, as adjusted, excluding transition costs.

Reflecting the impact of $10.8 million of costs related to the successful closed-end fund launch, the company reported an operating loss of $2.2 million and margin of (4) percent for the current period, compared with operating income of $2.9 million and margin of 8 percent in the prior year's third quarter and $3.5 million and 7 percent in the prior quarter. Excluding the costs related to the fund launch, operating income and margin for the third quarter of 2011 would have been $8.6 million and 15 percent. The company reported a net loss of $2.8 million in the current quarter, which includes costs related to the new closed-end fund, compared with net income of $3.7 million in the prior year's third quarter and $3.2 million in the second quarter of 2011.

Operating income, as adjusted, and operating margin, as adjusted, are non-GAAP measures that exclude certain non-cash and other items, including the closed-end fund launch costs and transition costs for the Multi-Sector team. These measures are further described and reconciled to GAAP measures in the table at the end of the release.

Assets under management were $33.1 billion at September 30, 2011, an increase of 22 percent from the prior year and relatively unchanged from June 30, 2011. Long-term assets under management, which exclude cash management products, were $29.9 billion at the end of the 2011 third quarter, an increase of 28 percent from the prior year and a decrease of 2 percent from the prior quarter.

Financial Highlights
(Dollars in thousands, except per share data or as noted)

In evaluating its performance, the company considers certain non-GAAP measures, including operating income, as adjusted, operating margin, as adjusted, operating expenses, as adjusted, and revenue, as adjusted, that are described and reconciled to GAAP-reported amounts in the table at the end of the release.  These non-GAAP measures net the distribution and administration expenses against the related revenue and also exclude certain other cash and non-cash items.

	Three Months Ended			Three Months Ended		Nine Months Ended
	9/30/2011	9/30/2010	Change	6/30/2011	Change	9/30/2011	9/30/2010	Change
Ending Assets Under Management (in billions)	$ 33.1	$ 27.1	22%	$ 33.3	(1)%	$ 33.1	$ 27.1	22%
Average Assets Under Management (in billions)	$ 34.3	$ 26.1	32%	$ 32.8	5%	$ 32.6	$ 25.8	26%

Gross Sales (in millions)	$ 3,339.4	$ 1,578.1	112%	$ 2,645.4	26%	$ 8,594.6	$ 4,099.9	110%
Net Flows (in millions)	$ 1,613.8	$ 455.2	N/M	$ 1,460.2	11%	$ 4,417.9	$ 1,030.5	N/M

Revenue	$ 55,457	$ 35,582	56%	$ 48,902	13%	$ 148,480	$ 103,817	43%
Revenue, as adjusted (1)	$ 41,857	$ 27,365	53%	$ 37,555	11%	$ 112,456	$ 80,470	40%

Operating expenses	$ 57,650	$ 32,685	76%	$ 45,443	27%	$ 142,771	$ 98,996	44%
Operating expenses, as adjusted (1)	$ 29,066	$ 21,664	34%	$ 27,208	7%	$ 82,352	$ 65,890	25%

Operating income (loss)	$ (2,193)	$ 2,897	N/M	$ 3,459	N/M	$ 5,709	$ 4,821	18%
Operating income, as adjusted (1)	$ 12,791	$ 5,701	124%	$ 10,347	24%	$ 30,104	$ 14,580	106%

Net income (loss)	$ (2,778)	$ 3,719	N/M	$ 3,196	N/M	$ 4,755	$ 5,192	(8)%
Net income (loss) attributable to common stockholders	$ (3,483)	$ 2,406	N/M	$ 2,043	N/M	$ 2,166	$ 2,138	1%
Avg. shares outstanding - diluted (in thousands)	6,219	6,538	(5)%	6,887	(10)%	6,895	6,466	7%
Net income (loss) per diluted share	$ (0.56)	$ 0.37	N/M	$ 0.30	N/M	$ 0.31	$ 0.33	(5)%

Operating margin	(4)%	8%		7%		4%	5%
Operating margin, as adjusted (1)	31%	21%		28%		27%	18%

N/M - Not Meaningful
(1) See "Schedule of Non-GAAP Information" at the end of the release

Management Commentary

"In the third quarter, we grew operating income, as adjusted, by 24 percent, maintained double-digit organic growth in our mutual funds, and increased total net flows during a period when the financial markets were extremely troubled and marked by investor uncertainty," said George R. Aylward, president and chief executive officer. "We accomplished these results by continuing to offer a number of attractive investment strategies, and by executing on several important business initiatives, including the launch of the closed-end fund.

"At a time when asset managers have been challenged raising and retaining assets, we continued our strong level of sales and net flows because of our ability to offer clients a wide range of investment options with solid relative performance in multiple asset classes and strategies," Aylward said. "Even though the third quarter was challenging, and is generally a weaker period for sales in the industry, we grew total sales by 26 percent and delivered a third consecutive quarter of more than $2 billion of long-term, open-end mutual fund sales. Total net positive flows increased by 11 percent despite an increase in mutual fund redemptions, which can be expected during difficult periods in the markets.

"In addition to maintaining the pace of mutual fund sales, we made significant strides in growing our closed-end fund business," Aylward said. In the third quarter, Virtus completed the very successful launch of the DPG closed-end fund, which is managed by its Duff & Phelps Investment Management (DPIM) affiliate, adding $979 million to assets under management. After the quarter, Virtus announced it has been selected as the investment adviser and administrator of the DCA Total Return Fund (NYSE: DCA), a closed-end fund with $103.5 million in assets at September 30, 2011, subject to the approval of fund shareholders. DCA will become a multi-asset-class closed-end fund co-managed by proprietary managers at DPIM and Newfleet Asset Management.

"Our performance in the third quarter – in terms of sales consistency, net flows, earnings and margin improvement, and the completion of important initiatives – during a very difficult market environment affirms the strengths of the company and the benefits of our business model," Aylward said. "We were able to sustain this momentum and growth because of our fundamental strengths of attractive investment strategies and effective distribution."

Asset Flows and Assets Under Management

Despite one of the most unstable periods for the financial markets since 2008, the company had its best quarter as a public company for total sales and net flows, as open-end mutual fund sales remained strong and the company launched the new closed-end fund. Total net flows increased from the prior quarter, but net flows for mutual funds were impacted by the industry-wide increase in redemptions.

  Total sales of $3.3 billion in the third quarter increased by 26 percent from $2.6 billion in the prior quarter, driven by consistent long-term open-end mutual fund sales and the launch of the DPG closed-end fund.  Total positive net flows grew 11 percent sequentially to $1.6 billion for the third quarter of 2011 from $1.5 billion. Total sales and net flows exclude flows from cash management products and structured products.
  Sales of long-term open-end mutual funds, which exclude money market funds, were $2.4 billion in the third quarter, relatively unchanged from sales in the second quarter.  Sales were balanced among the major asset classes, with 35 percent of sales in fixed-income funds, 37 percent in domestic equity funds, and 28 percent in international equity funds.
  Long-term open-end mutual funds generated $1.0 billion of positive net flows in the third quarter, compared with $1.6 billion in the second quarter.  Net flows in the third quarter of 2011 were affected by a sequential increase in redemptions to $1.4 billion from $0.8 billion, as the company was impacted by the high rate of redemptions in the industry.  The organic growth rate for the company's long-term open-end mutual funds, which is defined as annualized net flows divided by beginning assets under management, was 26 percent for the third quarter, down from 48 percent in the prior quarter.
  Separately managed account sales were $144.2 million in the third quarter, a decline from $152.1 million in the second quarter.  Net flows for the quarter were flat compared with net outflows of $21.7 million in the prior quarter.  Institutional sales of $41.5 million in the third quarter compared with $44.4 million in the prior quarter, and net outflows this quarter improved to $57.8 million from $91.2 million in the second quarter.
  Total assets under management at September 30, 2011 decreased by less than 1 percent, to $33.1 billion from $33.3 billion at June 30, 2011, as the significant positive net flows of $1.6 billion were offset by market depreciation of $2.4 billion.  Long-term assets under management, which exclude cash management products, decreased by 2 percent to $29.9 billion from $30.5 billion at the end of the second quarter as a result of market depreciation.
  Average assets under management, which correspond to the company's fee-earning asset levels, were $34.3 billion at September 30, 2011, an increase of 5 percent from $32.8 billion at June 30, 2011.

Revenue

Total revenue increased sequentially as a result of increased average long-term open-end mutual fund assets under management during the quarter, the full-quarter impact of the Newfleet Multi-Sector team, and the DPG closed-end fund launch.

  Total revenues were $55.5 million in the third quarter of 2011, an increase of $6.6 million or 13 percent from $48.9 million in the second quarter.  The increase in revenue included $5.6 million of higher investment management fees and $0.5 million of additional administration and transfer agent fees related to higher average assets.
  Revenue, as adjusted, which is net of certain mutual fund distribution and administration expenses, increased by 11 percent to $41.9 million from $37.6 million in the prior quarter.  This increase was driven by higher investment management fees related to the 5 percent sequential growth in average assets under management, and the benefit of a full quarter of the Newfleet Multi-Sector team.
  Investment management fees increased 18 percent to $37.1 million in the third quarter from $31.5 million in the second quarter primarily driven by $3.4 million from the full-quarter impact of the Newfleet Multi-Sector team; $1.1 million related to the partial quarter for the DPG closed end fund; and $0.8 million from the 7 percent sequential increase in average long-term open-end mutual fund assets.
  The $0.5 million or 9 percent increase in administration and transfer agent fees resulted primarily from higher average long-term open-end mutual fund assets and the addition of the DPG closed-end fund, for which Virtus serves as the fund administrator.

Expenses

Total operating expenses increased from the prior quarter, primarily reflecting the structuring and incremental sales costs related to the launch of the DPG closed-end fund, as well as a full quarter of expenses related to the Newfleet Multi-Sector team.

  Total operating expenses of $57.7 million in the third quarter of 2011 compare with $45.4 million in the prior quarter, primarily driven by $9.6 million of structuring fees and $1.2 million of incremental sales compensation, both related to the DPG fund launch.
  Employment expenses increased 11 percent to $25.5 million from $23.1 million in the second quarter, primarily driven by $1.2 million for sales compensation related to the DPG launch and $0.9 million for the full quarter impact of the Newfleet Multi-Sector team.
  Distribution and administration expenses were $23.3 million in the third quarter, an increase from $12.4 million in the second quarter, primarily related to $9.6 million of structuring costs related to the launch of the DPG fund.
  Other operating expenses decreased 6 percent sequentially to $7.4 million from $7.9 million.  The second quarter included $0.4 million of professional fees associated with the establishment of the Newfleet Multi-Sector team, and $0.4 million of annual equity grants for the Board of Directors.  The sequential increase in other operating expenses, excluding these items, is a result of a full quarter of other operating expenses for the Newfleet Multi-Sector team.
  Operating expenses, as adjusted, were $29.1 million in the third quarter of 2011 compared with $27.2 million in the prior quarter primarily driven by impact of a full quarter of operating expenses for the Newfleet Multi-Sector team.  This non-GAAP measure excludes distribution and administration expenses and certain cash and non-cash charges such as the Newfleet Multi-Sector transition-related costs and DPG structuring and sales costs.

Product

  As previously discussed, on July 27, 2011 the company launched the DPG closed end fund, adding $979 million in assets, which represents a net raise of $719 million, after the overallotment exercise and front-end sales charges, and $260 million by employing financial leverage as part of the fund's stated investment strategy.
  On October 6, 2011 the company announced it had been selected to become the investment adviser and administrator of the DCA Total Return Fund (NYSE: DCA), a diversified closed-end fund with $103.5 million in assets at September 30, 2011.  DPIM will manage the fund's equity portfolio and Newfleet Asset Management will manage the fixed income assets.  If approved by fund shareholders, Virtus will adopt the fund by the end of the year.  Terms of the agreement were not disclosed.

Preferred Share Conversion

On October 31, 2011 the company announced it had reached an agreement with BMO Bankcorp, the holder of the $35 million 8% Series B Convertible Preferred Stock, to convert its preferred stock into 1,349,300 shares of Virtus common stock. BMO Bankcorp, a U.S. subsidiary of Bank of Montreal, will receive a dividend of $8.1 million representing accrued dividends through October 31, 2011 plus the present value of dividends it would have earned through October 31, 2014, which is the earliest date Virtus could have called for BMO Bankcorp, at its discretion, to redeem or convert its preferred shares. Following the conversion, which is subject to routine regulatory approval, BMO Bankcorp will be Virtus' largest common shareholder and its interest will remain unchanged at approximately 23 percent.

Private Letter Ruling

During the quarter, the company received a favorable private letter ruling from the Internal Revenue Service concerning the treatment of a loss related to the dissolution of an inactive subsidiary. The company had previously recorded a deferred tax asset and corresponding valuation allowance for a capital loss carry-forward in the amount of approximately $93.0 million. As a result of the IRS ruling, the company recharacterized the $93 million capital loss as $89 million of net operating losses and intangible asset, with an offsetting valuation allowance. The remaining $4 million was limited due to Internal Revenue Code section 382 limitations. The company also de-recognized approximately $32 million of the previously recorded gross deferred tax assets and related offsetting valuation allowance, in accordance with GAAP rules.

Balance Sheet, Liquidity and Capital Resources

Working capital decreased by 8 percent during the quarter to $43.4 million at September 30, 2011 from $47.4 million at June 30, 2011 as launch costs for the DPG fund offset capital generation of the business.

Cash and cash equivalents ended the third quarter at $39.2 million, an increase of 7 percent from $36.6 million at June 30, 2011. Marketable securities were $11.7 million at the end of the third quarter, down $3.6 million or 24 percent from the end of the prior quarter, impacted by $1.6 million of unrealized mark-to-market adjustments and certain seed capital investments that were exited during the quarter.

In the third quarter, the company repurchased 50,000 shares of common stock. To date, Virtus has repurchased 155,000 shares of its multi-year, 350,000 share repurchase authorization, which represents 2.5 percent of common shares outstanding as of September 30, 2011.

Balance Sheet Highlights (Unaudited)
(Dollars in thousands)
	As of			As of
	9/30/2011	9/30/2010	Change	6/30/2011	Change
Cash and cash equivalents	$ 39,225	$ 36,834	6%	$ 36,635	7%
Marketable securities	$ 11,734	$ 9,801	20%	$ 15,350	(24)%
Long-term debt	$ 15,000	$ 15,000	0%	$ 15,000	0%
Convertible preferred stock	$ 35,921	$ 35,921	0%	$ 35,921	0%
Stockholders' equity	$ 47,502	$ 44,877	6%	$ 52,717	(10)%

Working capital (1)	$ 43,424	$ 41,013	6%	$ 47,374	(8)%

(1) Working capital is defined as current assets less current liabilities.

Conference Call

Virtus Investment Partners management will host an investor conference call on Wednesday, November 2 at 11 a.m. Eastern to discuss these financial results and related matters. The webcast of the call will be available live over the Internet in the Investor Relations section of www.virtus.com. The call can also be accessed by telephone at 800-561-2731 if calling from within the U.S. or 617-614-3528 if calling from outside the U.S. (Passcode: 41538128). A replay of the call will be available through November 23 in the Investor Relations section of www.virtus.com or by telephone at 888-286-8010 if calling from within the U.S. or 617-801-6888 if calling from outside the U.S. (Conference Number: 94773210). The presentation that will be reviewed as part of the conference call will be available in the Investor Relations section of the company's Web site.

About Virtus Investment Partners

Virtus Investment Partners, Inc. (NASDAQ: VRTS) is a distinctive partnership of boutique investment managers singularly committed to the long-term success of individual and institutional investors. The company provides investment management products and services through its affiliated managers and select subadvisers, each with a distinct investment style, autonomous investment process and individual brand. Virtus Investment Partners offers access to a variety of investment styles across multiple disciplines to meet a wide array of investor needs. Virtus Mutual Funds are distributed by VP Distributors, Inc., a subsidiary of Virtus Investment Partners and member, FINRA. Additional information can be found at www.virtus.com.

Consolidated Statements of Operations
(Dollars in thousands, except per share data)
	Three Months Ended			Three Months Ended		Nine Months Ended
	9/30/2011	9/30/2010	Change	6/30/2011	Change	9/30/2011	9/30/2010	Change
Revenues
Investment management fees	$ 37,053	$ 23,483	58%	$ 31,481	18%	$ 97,365	$ 71,285	37%
Distribution and service fees	11,435	7,353	56%	11,122	3%	32,295	20,763	56%
Administration and transfer agent fees	6,363	4,328	47%	5,817	9%	17,353	10,516	65%
Other income and fees	606	418	45%	482	26%	1,467	1,253	17%
Total revenues	55,457	35,582	56%	48,902	13%	148,480	103,817	43%

Operating Expenses
Employment expenses	25,526	15,910	60%	23,050	11%	68,145	47,727	43%
Distribution and administration expenses	23,250	8,217	183%	12,367	88%	46,694	23,347	100%
Other operating expenses	7,436	6,742	10%	7,936	(6)%	22,722	21,159	7%
Restructuring and severance	7	228	(97)%	594	(99)%	748	1,358	(45)%
Depreciation and other amortization	453	513	(12)%	485	(7)%	1,427	1,508	(5)%
Intangible asset amortization	978	1,075	(9)%	1,011	(3)%	3,035	3,897	(22)%
Total operating expenses	57,650	32,685	76%	45,443	27%	142,771	98,996	44%

Operating Income (Loss)	(2,193)	2,897	N/M	3,459	N/M	5,709	4,821	18%

Other Income (Expense)
Realized and unrealized gains (losses) on trading securities	(1,576)	1,024	N/M	278	N/M	(737)	847	N/M
Other (expense) income	4	4	0%	3	33%	(208)	75	N/M
Total other income (expense), net	(1,572)	1,028	N/M	281	N/M	(945)	922	N/M

Interest Income (Expense)
Interest expense	(189)	(228)	17%	(192)	2%	(592)	(770)	23%
Interest income	81	52	56%	65	25%	192	299	(36)%
Total interest (expense), net	(108)	(176)	39%	(127)	15%	(400)	(471)	15%
Income (Loss) Before Income Taxes	(3,873)	3,749	N/M	3,613	N/M	4,364	5,272	(17)%
Income tax expense (benefit)	(1,095)	30	N/M	417	N/M	(391)	80	N/M
Net Income (Loss)	(2,778)	3,719	N/M	3,196	N/M	4,755	5,192	(8)%
Preferred stockholder dividends	(705)	(785)	10%	(704)	(0)%	(2,113)	(2,585)	18%
Allocation of earnings to preferred stockholders	-	(528)	N/M	(449)	N/M	(476)	(469)	(1)%
Net Income (Loss) Attributable to Common Stockholders	$ (3,483)	$ 2,406	N/M	$ 2,043	N/M	$ 2,166	$ 2,138	1%
Earnings (Loss) Per Share - Basic	$ (0.56)	$ 0.39	N/M	$ 0.33	N/M	$ 0.35	$ 0.36	(3)%
Earnings (Loss) Per Share - Diluted	$ (0.56)	$ 0.37	N/M	$ 0.30	N/M	$ 0.31	$ 0.33	(5)%
Weighted Average Shares Outstanding - Basic (in thousands)	6,219	6,103		6,238		6,222	5,931
Weighted Average Shares Outstanding - Diluted (in thousands)	6,219	6,538		6,887		6,895	6,466

N/M - Not Meaningful

Assets Under Management - Product and Asset Class
(Dollars in millions)
	Three Months Ended
	Sep 30, 2011	Jun 30, 2011	Mar 31, 2011	Dec 31, 2010	Sep 30, 2010
By product (period end):
Mutual Funds - Long-Term Open-End	$ 14,952.0	$ 15,471.7	$ 13,590.9	$ 11,801.2	$ 10,698.5
Mutual Funds - Closed-End	5,318.7	4,545.1	4,508.8	4,321.2	4,300.2
Mutual Funds - Money Market	2,407.8	2,122.6	2,614.6	2,915.5	2,704.6
Variable Insurance Funds	1,244.7	1,511.6	1,553.3	1,538.5	-
Separately Managed Accounts	3,692.0	4,091.0	4,005.1	3,833.0	3,626.0
Institutional Products (5)	5,457.5	5,582.3	5,639.2	5,063.9	5,783.3
Total	$ 33,072.7	$ 33,324.3	$ 31,911.9	$ 29,473.3	$ 27,112.6

By product (average) (1)
Mutual Funds - Long-Term Open-End	$ 15,631.0	$ 14,662.5	$ 12,709.9	$ 11,432.8	$ 10,138.0
Mutual Funds - Closed-End	5,004.7	4,507.7	4,439.8	4,309.7	4,178.2
Mutual Funds - Money Market	2,443.7	2,522.2	2,777.8	2,695.1	2,877.6
Variable Insurance Funds	1,394.2	1,531.0	1,550.5	950.8	-
Separately Managed Accounts (2)	4,091.0	4,005.1	3,833.0	3,626.0	3,451.6
Institutional Products (2) (5)	5,741.6	5,577.4	5,391.6	5,559.7	5,430.2
Total	$ 34,306.2	$ 32,805.9	$ 30,702.6	$ 28,574.1	$ 26,075.6

By asset class (period end):
Equity	$ 16,763.3	$ 17,493.5	$ 16,405.3	$ 14,403.4	$ 12,272.3
Fixed Income	13,129.1	13,028.9	12,097.4	11,752.5	11,151.0
Cash	3,180.3	2,801.9	3,409.2	3,317.4	3,689.3
Total	$ 33,072.7	$ 33,324.3	$ 31,911.9	$ 29,473.3	$ 27,112.6

Assets Under Management - Average Net Management Fees Earned (3)
(In basis points)
	Three Months Ended
	Sep 30, 2011	Jun 30, 2011	Mar 31, 2011	Dec 31, 2010	Sep 30, 2010
Mutual Funds - Long-Term Open-End (4)	49.4	41.6	41.1	40.3	39.0
Mutual Funds - Closed-End (4)	55.7	52.5	52.2	52.7	52.6
Mutual Funds - Money Market	2.6	4.0	4.8	5.1	5.2
Variable Insurance Funds (4)	44.3	39.0	39.8	45.2	-
Separately Managed Accounts (2)	50.3	48.5	49.7	47.3	47.4
Institutional Products (2) (5)	25.3	27.1	27.8	25.8	25.5
All Products	42.9	38.5	38.1	37.1	35.7

(1) Averages are calculated as follows:
- Mutual Funds and Variable Insurance Funds (VIF) - average daily or weekly balances
- Separately Managed Accounts - prior quarter ending balance (on which the current quarter's fees are earned)
- Institutional Products - average of month-end balances in quarter
(2) Excluding cash management products, Separately Managed Accounts and Institutional Products ending assets under management, average assets under management and average net fees earned were:
	Three Months Ended
	Sep 30, 2011	Jun 30, 2011	Mar 31, 2011	Dec 31, 2010	Sep 30, 2010
Separately Managed Accts-Ending Assets	$ 3,648.6	$ 4,035.9	$ 3,943.5	$ 3,709.2	$ 3,462.6
Separately Managed Accts-Avg. Assets	$ 4,036.0	$ 3,943.5	$ 3,709.1	$ 3,426.6	$ 3,327.7
Separately Managed Accts-Avg. Fees	50.8	49.0	50.7	48.8	48.6
Institutional Products-Ending Assets	$ 4,728.4	$ 4,958.1	$ 4,906.2	$ 4,785.8	$ 4,962.0
Institutional Products-Avg. Assets	$ 4,912.3	$ 4,919.4	$ 4,882.8	$ 4,869.9	$ 4,688.9
Institutional Products-Avg. Fees	28.9	30.0	29.6	28.7	29.2

(3) Average fees earned is calculated as revenue earned by product divided by average product assets, as described in note (1).
(4) Average fees earned for mutual funds and VIF are net of sub-advisory fees.
(5) Includes structured products.

Assets Under Management - Asset Flows by Product
(Dollars in millions)
	Three Months Ended					Nine Months Ended
	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010	9/30/2011	9/30/2010

Mutual Funds - Long-Term Open-End
Beginning balance	$ 15,471.7	$ 13,590.9	$ 11,801.2	$ 10,698.5	$ 9,398.0	$ 11,801.2	$ 8,902.2
Inflows	2,427.0	2,443.4	2,244.5	1,453.6	1,112.4	7,114.9	3,076.4
Outflows	(1,418.8)	(805.8)	(923.1)	(855.0)	(651.3)	(3,147.7)	(2,013.6)
Net flows	1,008.2	1,637.6	1,321.4	598.6	461.1	3,967.2	1,062.8
Market appreciation (depreciation)	(1,496.8)	285.0	478.7	534.2	878.2	(733.1)	813.3
Other (1)	(31.1)	(41.8)	(10.4)	(30.1)	(38.8)	(83.3)	(79.8)
Ending balance	$ 14,952.0	$ 15,471.7	$ 13,590.9	$ 11,801.2	$ 10,698.5	$ 14,952.0	$ 10,698.5

Mutual Funds - Closed-End
Beginning balance	$ 4,545.1	$ 4,508.8	$ 4,321.2	$ 4,300.2	$ 4,015.2	$ 4,321.2	$ 4,256.9
Inflows	719.1	-	98.0	-	-	817.1	-
Outflows	-	-	-	-	-	-	-
Net flows	719.1	-	98.0	-	-	817.1	-
Market appreciation (depreciation)	(205.6)	36.3	89.6	21.0	285.0	(79.7)	43.3
Other (1)	260.1	-	-	-	-	260.1	-
Ending balance	$ 5,318.7	$ 4,545.1	$ 4,508.8	$ 4,321.2	$ 4,300.2	$ 5,318.7	$ 4,300.2

Mutual Funds - Money Market
Beginning balance	$ 2,122.6	$ 2,614.6	$ 2,915.5	$ 2,704.6	$ 2,841.0	$ 2,915.5	$ 3,930.6
Other (1)	285.2	(492.0)	(300.9)	210.9	(136.4)	(507.7)	(1,226.0)
Ending balance	$ 2,407.8	$ 2,122.6	$ 2,614.6	$ 2,915.5	$ 2,704.6	$ 2,407.8	$ 2,704.6

Variable Insurance Funds (2)
Beginning balance	$ 1,511.6	$ 1,553.3	$ 1,538.5	$ -	$ -	$ 1,538.5	$ -
Inflows	7.6	5.5	6.4	4.7	-	19.5	-
Outflows	(62.7)	(70.0)	(75.5)	(76.0)	-	(208.2)	-
Net flows	(55.1)	(64.5)	(69.1)	(71.3)	-	(188.7)	-
Market appreciation (depreciation)	(211.8)	22.8	82.9	65.9	-	(106.1)	-
Other (1)	-	-	1.0	1,543.9	-	1.0	-
Ending balance	$ 1,244.7	$ 1,511.6	$ 1,553.3	$ 1,538.5	$ -	$ 1,244.7	$ -

Separately Managed Accounts
Beginning balance	$ 4,091.0	$ 4,005.1	$ 3,833.0	$ 3,626.0	$ 3,451.6	$ 3,833.0	$ 3,551.8
Inflows	144.2	152.1	212.0	200.2	107.2	508.3	338.8
Outflows	(144.8)	(173.8)	(198.1)	(202.6)	(144.3)	(516.7)	(469.9)
Net flows	(0.6)	(21.7)	13.9	(2.4)	(37.1)	(8.4)	(131.1)
Market appreciation (depreciation)	(412.8)	115.8	221.5	244.7	191.3	(75.5)	192.8
Other (1)	14.4	(8.2)	(63.3)	(35.3)	20.2	(57.1)	12.5
Ending balance	$ 3,692.0	$ 4,091.0	$ 4,005.1	$ 3,833.0	$ 3,626.0	$ 3,692.0	$ 3,626.0

Institutional Products (3)
Beginning balance	$ 5,582.3	$ 5,639.2	$ 5,063.9	$ 5,783.3	$ 5,413.7	$ 5,063.9	$ 4,798.2
Inflows	41.5	44.4	48.9	60.7	358.5	134.8	684.7
Outflows	(99.3)	(135.6)	(69.2)	(104.2)	(327.3)	(304.1)	(585.9)
Net flows	(57.8)	(91.2)	(20.3)	(43.5)	31.2	(169.3)	98.8
Market appreciation (depreciation)	(90.0)	61.3	104.7	127.7	205.6	76.0	355.7
Other (1)	23.0	(27.0)	490.9	(803.6)	132.8	486.9	530.6
Ending balance	$ 5,457.5	$ 5,582.3	$ 5,639.2	$ 5,063.9	$ 5,783.3	$ 5,457.5	$ 5,783.3

Total
Beginning balance	$ 33,324.3	$ 31,911.9	$ 29,473.3	$ 27,112.6	$ 25,119.5	$ 29,473.3	$ 25,439.7
Inflows	3,339.4	2,645.4	2,609.8	1,719.2	1,578.1	8,594.6	4,099.9
Outflows	(1,725.6)	(1,185.2)	(1,265.9)	(1,237.8)	(1,122.9)	(4,176.7)	(3,069.4)
Net flows	1,613.8	1,460.2	1,343.9	481.4	455.2	4,417.9	1,030.5
Market appreciation (depreciation)	(2,417.0)	521.2	977.4	993.5	1,560.1	(918.4)	1,405.1
Other (1)	551.6	(569.0)	117.3	885.8	(22.2)	99.9	(762.7)
Ending balance	$ 33,072.7	$ 33,324.3	$ 31,911.9	$ 29,473.3	$ 27,112.6	$ 33,072.7	$ 27,112.6

(1)  Comprised of mutual fund dividends distributed, net flows on cash management strategies, market appreciation (depreciation) on the structured products,  acquisitions (dispositions) of investment contracts, and financial leverage applied/(removed) to/(from) closed-end funds.

(2) A variable insurance trust (VIT) was established in the quarter ended 12/31/10. Following a transaction with a third-party VIT, Virtus became the advisor and distributor to $1.5 billion, which is reflected as fourth quarter "Other." Virtus previously acted as the subadvisor under institutional mandates with the third-party VIT representing $292.5 million for the period ended 9/30/10.

(3) Institutional Products consists of Institutional Accounts and Structured Products. Prior period presentations included separate rollforwards for Institutional Accounts and Structured Products.

Schedule of Non-GAAP Information
(Dollars in thousands)

The company reports its financial results on a Generally Accepted Accounting Principles (GAAP) basis; however management believes that evaluating the company's ongoing operating results may be enhanced if investors have additional non-GAAP financial measures.  Management reviews non-GAAP financial measures to assess ongoing operations and considers them only to be additional metrics for both management and investors to consider the company's financial performance over time, as noted in the footnotes below.  Management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

Reconciliation of Revenues, Operating Expenses and Operating Income on a GAAP Basis to Revenues, Operating Expenses and Operating Income, as Adjusted
	Three Months Ended			Nine Months Ended
	Sep 30, 2011	Sep 30, 2010	Jun 30, 2011	Sep 30, 2011	Sep 30, 2010

Revenues, GAAP basis	$ 55,457	$ 35,582	$ 48,902	$ 148,480	$ 103,817
Less:
Distribution and administration expenses	13,637	8,217	12,367	37,081	23,347
Newfleet transition related subadvisory fees (1)	(37)	-	(1,020)	(1,057)	-

Revenues, as adjusted (2)	$ 41,857	$ 27,365	$ 37,555	$ 112,456	$ 80,470

Operating Expenses, GAAP basis	$ 57,650	$ 32,685	$ 45,443	$ 142,771	$ 98,996
Less:
Distribution and administration expenses	13,637	8,217	12,367	37,081	23,347
Depreciation and amortization	1,431	1,588	1,496	4,462	5,405
Stock-based compensation	1,162	988	1,587	3,590	2,996
Restructuring and severance charges	7	228	594	748	1,358
Newfleet transition related operating expenses (3)	1,580	-	2,191	3,771	-
Closed-end fund launch costs (4)	10,767	-	-	10,767	-
Operating Expenses, as adjusted (5)	$ 29,066	$ 21,664	$ 27,208	$ 82,352	$ 65,890

Operating Income, as adjusted (6)	$ 12,791	$ 5,701	$ 10,347	$ 30,104	$ 14,580

Operating margin, GAAP basis	(4)%	8%	7%	4%	5%
Operating margin, as adjusted (6)	31%	21%	28%	27%	18%

(1) Reflects 30 days of fees payable under the termination provisions of the subadvisory agreement with a former unaffiliated subadvisor of the Multi-Sector assets. These subadvisory fees ended effective July 2, 2011. The company records its management fees net of fees paid to unaffiliated subadvisors.

(2) Revenues, as adjusted, is a non-GAAP financial measure calculated by netting distribution and administration expenses from GAAP revenues. Management believes revenues, as adjusted, provides useful information to investors because distribution and administrative expenses are costs that are generally passed directly through to external parties. In the third quarter of 2011, Virtus incurred an additional $9,613 of distribution and administration expenses related to the closed-end fund launch that were not deducted from Revenues, GAAP basis as these expenses did not represent pass through items to external parties.

(3) For the nine months ended September 30, 2011, Newfleet transition-related operating expenses consist of compensation expenses of $2,898 and certain legal and professional fees of $429 incurred in conjunction with the establishment of the Newfleet Multi-Sector team. Compensation expenses include $444 of stock-based compensation from equity grants.

(4) Closed-end fund launch costs are comprised of structuring fees of $9,613 payable to underwriters and sales-based incentive compensation of $1,154.

(5) Operating expenses, as adjusted, is a non-GAAP financial measure that management believes provides investors with additional information because of the nature of the specific excluded operating expenses. Specifically, management adds back amortization and impairments attributable to acquisition-related intangible assets as this may be useful to an investor to consider our operating results with the results of other asset management firms that have not engaged in significant acquisitions. In addition, we add back restructuring and severance charges as we believe that operating expenses exclusive of these costs will aid comparability of the information to prior reporting periods. We believe that because of the variety of equity awards used by companies and the varying methodologies for determining stock-based compensation expense, excluding stock-based compensation enhances the ability of management and investors to compare financial results over periods. Distribution and administrative expenses are excluded for the reason set forth above.

(6) Operating income, as adjusted, and operating margin, as adjusted, are calculated using the basis of revenues, as adjusted, and operating expenses, as adjusted, as described above.
In the above release, we define “organic growth rate” as our annualized net sales divided by beginning long-term open-end mutual fund assets under management.

The above measures should not be considered as substitutes for any measures derived in accordance with GAAP and may not be comparable to similarly titled measures of other companies.  Exclusion of items in our non-GAAP presentation should not be considered as an inference that these items are unusual, infrequent or non-recurring.

Forward-Looking Information

This press release contains statements that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about our beliefs or expectations, are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as "expect," "estimate," "plan," "intend," "believe," "anticipate," "may," "will," "should," "could," "continue," "project," or similar statements or variations of such terms.

Our forward-looking statements are based on a series of expectations, assumptions and projections about our company, are not guarantees of future results or performance, and involve substantial risks and uncertainty, including assumptions and projections concerning our assets under management, cash inflows and outflows, operating cash flows, and future credit facilities, for all forward periods. All of our forward-looking statements are as of the date of this release only. The company can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially.

Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the following: (a) the effects of changes and volatility in political, economic or industry conditions, the interest rate environment, or financial and capital markets; (b) any poor relative investment performance of our asset management strategies and any resulting outflows of assets; (c) mutual fund sales in any period may be through a limited number of financial intermediaries, from a limited number of investment strategies, and impacted by relative performance and the breadth and type of investment products we offer; (d) any lack of availability of additional and/or replacement financing, as may be needed, on satisfactory terms or at all; (e) any inadequate performance of third-party relationships; (f) the withdrawal of assets from under our management; (g) our ability to attract and retain key personnel in a competitive environment; (h) the ability of independent trustees of our mutual funds and closed-end funds, and other clients, to terminate their relationships with us; (i) the possibility that our goodwill or intangible assets could become impaired, requiring a charge to earnings; (j) the competition we face in our business, including competition related to investment products and fees; (k) potential adverse regulatory and legal developments; (l) the difficulty of detecting misconduct by our employees, subadvisers and distribution partners; (m) changes in accounting or regulatory standards or rules, including the impact of proposed rules which may be promulgated relating to Rule 12b-1 fees; (n) the ability to satisfy the financial covenants under existing debt agreements; and (o) certain other risks and uncertainties described in our 2010 Annual Report on Form 10-K or in any of our filings with the Securities and Exchange Commission ("SEC").

Certain other factors which may impact our continuing operations, prospects, financial results and liquidity or which may cause actual results to differ from such forward-looking statements are discussed or included in the company's periodic reports filed with the SEC and are available on our website at www.virtus.com under "Investor Relations." You are urged to carefully consider all such factors.

The company does not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If there are any future public statements or disclosures by us which modify or impact any of the forward-looking statements contained in or accompanying this release, such statements or disclosures will be deemed to modify or supersede such statements in this release.

CONTACT: Joe Fazzino, +1-860-263-4725, joe.fazzino@virtus.com